GrandSouth Bancorporation Reports Third Quarter 2021 Results

GREENVILLE, SC, October 18, 2021

GrandSouth Bancorporation (GRRB:OTCQX) (the “Company” or “GrandSouth”), the holding company for GrandSouth Bank announced today that net income for the third quarter of 2021 was $3.8 million.

The Board of Directors declared a cash dividend of $0.10 per common share ($0.105 per Series A preferred share) payable on November 19, 2021 to shareholders of record on November 5, 2021.

Third Quarter 2021 Highlights – For and during the quarter ended September 30, 2021:

•	Net Income was $3.8 million, an increase of $1.9 million, or 103.07%, from the same quarter in 2020.
•	Basic and diluted earnings per share were $0.71 and $0.68, respectively.
•	The annualized returns on average assets and average equity were 1.29% and 16.52%, respectively.
•	Total assets increased $39.2 million, or 3.37%, to $1.2 billion.
•	Gross loans increased $28.1 million, or an annualized rate of 12.25%, to $937.1 million.
•	Total deposits increased $35.4 million, or an annualized rate of 13.80%, to $1.1 billion.
•	Cost of funds decreased by 33 basis points, or 42.31%, from the same quarter in 2020.
•	Of gross loans excluding specialty floor plan and purchased student loans (“Core Bank loans”), 0.03% were 30 days past due as of September 30, 2021. The annualized net charge off ratio for the quarter was 0.04%.
•	The efficiency ratio was 58.81%, increasing slightly from 57.44% in the prior quarter and improving from 68.29 % in the same quarter in 2020.

JB Schwiers, the Company’s President, said, “Our Company posted another strong quarter of earnings, and we are on track for a record setting year. Our year-to-date asset growth is $113 million, or 10%, with year-to-date loan growth at $59 million, or 7%. As compared to the same periods last year, third quarter and year to date income has more than doubled. The robust growth we have had over the last five years is resulting in the benefits we are seeing now. Our investments in people, new markets, and technology have begun to pay off. When you combine exceptional talent, great markets, pristine credit quality, and an improving net interest margin you can expect above average growth and profits. Rising inflation is beginning to put pressure on interest rate expectations. Our Bank is positioned well should interest rates rise with 40% of our loan portfolio tied to short term interest rates or re-priceable at our discretion. Approximately 80% of the fixed rate loan portfolio matures in 5 years or less. We have had extraordinary growth in non-interest-bearing deposits totaling $65 million, representing 32% growth for the year. Our focus on loan and deposit pricing has allowed us to realize a 27-basis point increase in our net interest margin when comparing the end of the third quarter of 2021 to the same time period in 2020. I am most grateful to our great team of bankers, loyal customers, and the shareholders who believe in us.”

COVID-19 Impact through September 30, 2021

Management continues to focus on the economic impact resulting from the COVID-19 pandemic. To assist small businesses in need, the Bank processed 367 Paycheck Protection Program (“PPP”) loans for a total of $51.0 million in loans funded and $2.2 million in lender fees collected. As of September 30, 2021, 313 of these loans totaling $44.0 million have been forgiven and lender fee income totaling $1.9 million had been recognized.

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Specialty floor plan loans finished the quarter ended September 30, 2021 at $91.1 million, up from $70.2 million at September 30, 2020. The average balance of such loans outstanding for the quarters ending September 30, 2021 and 2020 were $92.1 million and $60.7 million, respectively. As a result of most automobile auctions throughout the country ceased in-person sales (allowing online sales only) and various government regulations restricted the ability of businesses to operate, the volume of vehicles financed within the division decreased during 2020. This trend reversed and average outstanding balances increased by 51.79% in the third quarter of 2021 when compared to the third quarter of 2020. The losses due to specialty floor plan loan defaults continue to be at historic lows resulting in a 0.04% annualized net charge off rate in the third quarter of 2021, as compared to a 0.01% annualized net recovery rate in the second quarter of 2021 and a 0.09% annualized net charge off rate in the third quarter of 2020.

Net Interest Income

Net interest income was $12.8 million for the quarter ended September 30, 2021, up $2.8 million, or 27.74%, from the same period in 2020. For the nine months ended September 30, 2021, net interest income increased $6.9 million, or 22.98%, to $37.0 million from $30.1 million during the same period in 2020. These increases were primarily driven by an increase in interest and fees on loans and a decrease in deposit interest expense, partially offset by an increase in interest expense related to junior subordinated notes issued in November 2020.

Net interest margin (tax equivalent) increased to 4.44% and 4.46% for the quarter and nine months ended September 30, 2021, respectively, compared to 4.17% and 4.38%, respectively, for the same periods in 2020. For both periods, the increase in net interest margin (tax equivalent) was primarily driven by an increase in loan and investment balances and a decrease in balances and interest rates on time deposit accounts, partially offset by lower loan and investment yields and increased interest expense on the $18 million of subordinated notes issued in November of 2020.

Noninterest Income

Noninterest income was $0.7 million for the third quarter of 2021, an increase of $0.1 million, or 17.08%, from the third quarter of 2020. This change was primarily driven by an increase in service charges on deposit accounts and other noninterest income. Year to date through September 30, 2021, noninterest income increased less than $0.1 million, or 2.09% to $2.0 million from the same period in 2020. This change was primarily driven by increases in service charges on deposit accounts and other noninterest income, partially offset by a decrease in the gain on sale of securities experienced in the second quarter of 2020.

Noninterest Expense

Noninterest expense increased $0.7 million, or 9.50%, in the third quarter of 2021 when compared to the same period in 2020. The increase was primarily attributable to compensation and employee benefits and other noninterest expenses. For the year to date through September 30, 2021, noninterest expense increased $0.7 million, or 3.27%, over the same period in 2020. The increases were primarily attributable to increases in compensation and employee benefits, data processing and other noninterest expenses, partially offset by a decrease in the net costs of operation of other real estate owned.

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Loan Portfolio

The Company grew gross loans by $28.1 million, or an annualized rate of 12.25%, during the third quarter of 2021 and $58.5 million, or an annualized rate of 8.91%, for the year to date through September 30, 2021. Specialty floor plan loans increased by $3.6 million, or an annualized rate of 16.54% for the quarter and $8.1 million, or an annualized rate of 13.05%, for the year to date through September 30, 2021. Core Bank loans grew by $25.6 million, or an annualized rate of 12.77%, and $53.0 million, or an annualized rate of 9.24%, during the same periods, respectively. The growth of Core Bank loans was impacted by the forgiveness of $5.7 million of PPP loans during the third quarter of 2021 and by the forgiveness of $27.8 million and the origination of $12.0 million in PPP loans during the year to date through September 30, 2021. Core Bank loans, excluding PPP loans, grew by $31.3 million, or an annualized rate of 15.87%, for the quarter ended September 30, 2021 and $68.8 million, or an annualized rate of 12.35%, for the year to date through September 30, 2021. Purchased student loans continued to experience paydowns totaling $1.2 million, or an annualized rate of 17.14%, for the third quarter of 2021 and $2.6 million, or an annualized rate of 12.20%, for the year to date through September 30, 2021.

The composition of the loan portfolio consisted of the following on September 30, 2021, June 30, 2021 and December 31, 2020:

	September 30,	June 30,	December 31,
	2021	2021	2020
	(Dollars in thousands)
Commercial, financial and agricultural	$127,934	$130,744	$138,149
Specialty floor plan loans	91,132	87,485	83,027
Commercial PPP loans	6,744	12,459	22,521
Real estate - construction, land development and other	107,613	103,521	99,124
Real estate – mortgage	571,246	540,932	500,285
Purchased student loans	25,623	26,780	28,195
Installment loans to individuals	6,801	7,095	7,244
Loans, gross	937,093	909,016	878,545
Allowance for loan losses	(13,730)	(13,325)	(12,572)
Loans, net	$923,363	$895,691	$865,973

Loan Loss Provision and Asset Quality

For the quarter ended September 30, 2021, the provision for loan losses was $0.5 million, a decrease of $0.3 million, or 38.10%, from the same quarter a year ago. Year to date through September 30, 2021, the provision for loan losses was $1.0 million, a decrease of $1.5 million, or 58.81%, over the same period a year ago. Net charge offs for the third quarter of 2021 were $0.1 million and net recoveries for the year to date through September 30, 2021 were $0.1 million, as compared to net charge offs of $0.2 million and $0.8 million for the same periods in 2020, respectively.

The allowance for loan losses as a percentage of total gross loans was 1.47% at September 30, 2021, consistent with the ratio at June 30, 2021 and up from 1.43% at December 31, 2020. The Company’s management believes the allowance is adequate to absorb losses that are inherent in the loan portfolio as of September 30, 2021 and will continue to closely monitor credit ratios and activity.

Other real estate owned fell to $1.4 million at September 30, 2021, a decrease of $0.5 million, or 24.39%, from June 30, 2021 down from $1.8 million at June 30, 2021 and a decrease of $0.5 million, or 27.80%, from $1.9 million at December 31, 2020. Nonaccrual loans increased to $1.2 million at September 30, 2021 from $0.2 million at June 30, 2021 and $0.5 million at December 31, 2020. Nonaccrual loans totaled $0.6 million at September 30, 2020.

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Securities Portfolio

Investment securities available-for-sale were $127.3 million at September 30, 2021, down $4.3 million, or 3.29%, from $131.6 million at June 30, 2021, and up $16.5 million, or 14.94%, from $110.7 million at December 31, 2020.

Securities in the investment portfolio as of September 30, 2021 were as follows:

•	asset backed securities totaling $2.7 million;
•	residential government-sponsored mortgage-backed securities totaling $39.2 million;
•	collateralized mortgage obligations totaling $48.2 million;
•	taxable municipal bonds totaling $8.0 million;
•	nontaxable municipal bonds totaling $12.5 million;
•	corporate debt securities totaling of $9.3 million; and
•	treasury securities totaling of $7.4 million.

During the third quarter of 2021, four securities totaling $1.5 million were purchased.

Deposits

Total deposits increased $35.4 million, or an annualized rate of 13.80%, during the third quarter of 2021 and $105.3 million, or an annualized rate of 14.87%, for the year to date through September 30, 2021 to $1.1 billion at quarter end. Noninterest bearing deposits increased $16.8 million, or an annualized rate of 26.46%, during the quarter and $65.4 million, or an annualized rate of 42.94%, to $268.9 million as of September 30, 2021 compared to December 31, 2020. During the quarter, combined demand deposit, money market, and savings accounts grew by $51.7 million, or an annualized rate of 26.35%, to $829.7 million. This growth offset the decrease during the same period in certificate of deposit, IRAs and CDARS of $16.3 million, or an annualized rate of 27.16%, to $222.0 million.

Borrowings

As of September 30, 2021, the Company had $16.0 million of Federal Home Loan Bank advances and $35.8 million of junior subordinated notes outstanding.

Shareholders’ Equity

Shareholders’ equity was $92.7 million at September 30, 2021, an increase of $3.2 million, or 3.61%, for the quarter and $6.2 million, or 7.16%, for the year to date through September 30, 2021. The balance was increased by the normal retention of earnings, changes in the fair value of investments, exercise of stock options and expense of stock option grants. Offsetting the increase was payment of dividends and repurchases of common and preferred shares.

Tier 1 Risk Based Capital Ratios were 10.10% and 12.05% for the Company and the Bank, respectively, as of September 30, 2021.

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About GrandSouth Bancorporation

GrandSouth Bancorporation is a bank holding company with assets of $1.2 billion at September 30, 2021. GrandSouth Bank provides a range of financial services to individuals and small and medium sized businesses. GrandSouth Bank has eight branches in South Carolina, located in Greenville, Fountain Inn, Anderson, Greer, Columbia, Orangeburg and Charleston.

Press contact: JB Schwiers 864-770-1000

Website: www.grandsouth.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of the Company. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties beyond the Company’s control and may not be realized due to a variety of factors. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations may be different than expected, including, but not limited to, due to the continuing negative impacts and disruptions resulting from the novel coronavirus, or COVID-19, on the economies and communities the Company serves, which may have an adverse impact on the Company’s business, operations and performance, and could have a negative impact on the Company’s credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act, or the “CARES Act”; (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the Company; (6) changes in interest rates, which may affect the Company’s net income, prepayment penalty income, and other future cash flows, or the market value of the Company’s assets, including its investment securities; and (7) changes in accounting principles, policies, practices, or guidelines. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by the Company with the SEC and available at the SEC’s internet site (https://www.sec.gov). You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by the Company to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

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Non-GAAP Measures

This release includes financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). This financial information includes certain operating performance measures. Such measures include: “Tangible book value per common share, outstanding,” “Tangible book value per share, adjusted for the conversion of Series A preferred stock”, “Tangible book value, adjusted for the conversion of Series A preferred stock”, and “Common tangible book value.”

Management has included these non-GAAP measures because it believes these measures may provide useful supplemental information for evaluating the Company’s underlying performance trends. Further, management uses these measures in managing and evaluating the Company’s business and intends to refer to them in discussions about our operations and performance. Operating performance measures should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP, and are not necessarily comparable to non-GAAP measures that may be presented by other companies.

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GrandSouth Bancorporation and Subsidiary

Greenville, SC

Condensed Consolidated Balance Sheets

	(Unaudited)	(Unaudited)	(Audited)
	September 30,	June 30,	December 31,
	2021	2021	2020
	(Dollars in thousands)
Assets
Cash and due from banks	$5,853	$2,829	$6,216
Interest-earning deposits	95,018	82,600	51,137
Federal funds sold	1,215	1,010	5,672
Cash and cash equivalents	102,086	86,439	63,025
Investments - available for sale	127,252	131,576	110,707
Other investments, at cost	3,476	4,226	6,252
Loans receivable, net of deferred fees and costs	937,093	909,016	878,545
Allowance for loan losses	(13,730)	(13,325)	(12,572)
Loans, net of allowance for loan losses	923,363	895,691	865,973
Premises and equipment, net	17,504	16,961	16,680
Other real estate owned	1,395	1,845	1,932
Accrued interest receivable	5,822	5,495	5,704
Bank owned life insurance	14,694	14,610	14,861
Net deferred tax asset	2,811	2,696	2,501
Goodwill	737	737	737
Other assets	3,527	3,195	1,407
Total assets	$1,202,667	$1,163,471	$1,089,779

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$268,858	$252,050	$203,502
Interest-bearing	782,879	764,332	742,978
Total deposits	1,051,737	1,016,382	946,480
Federal Home Loan Bank advances	16,000	16,000	16,000
Junior subordinated notes	35,834	35,804	35,744
Accrued interest payable	629	272	336
Accrued expenses and other liabilities	5,748	5,526	4,694
Total liabilities	1,109,948	1,073,984	1,003,254

Shareholders’ equity
Preferred stock - Series A - no par value	—	—	—
Common stock - no par value	—	—	—
Additional paid in capital	44,206	43,852	46,645
Retained earnings	47,471	44,181	37,721
Accumulated other comprehensive income	1,042	1,454	2,159
Total shareholders’ equity	92,719	89,487	86,525
Total liabilities and shareholders’ equity	$1,202,667	$1,163,471	$1,089,779

NOTE: Certain amounts in the prior year’s financial statements may have been reclassified to conform to the current year’s presentation. The reclassifications had no effect on results of operations or financial condition as previously reported.

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GrandSouth Bancorporation and Subsidiary

Greenville, SC

Condensed Consolidated Statements of Income (Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2021	2020	2021	2020
	(Dollars in thousands)		(Dollars in thousands)
Interest income	$14,010	$11,778	$40,930	$37,120
Interest expense	1,223	1,768	3,955	7,054
Net interest income	12,787	10,010	36,975	30,066
Provision for loan losses	494	798	1,045	2,537
Net interest income after provision for loan losses	12,293	9,212	35,930	27,529
Noninterest income
Service charges on deposit accounts	320	263	910	719
Gain on sale of investment securities available for sale	—	—	—	392
Bank owned life insurance	84	109	261	313
Net gain on sale of premises and equipment	6	7	90	15
Other	248	183	740	521
Total noninterest income	658	562	2,001	1,960
Noninterest expenses
Compensation and employee benefits	5,367	4,940	15,428	15,140
Net occupancy	584	570	1,732	1,655
Net cost of operation of other real estate owned	11	20	140	293
Data processing	509	534	1,536	1,378
Other expenses	1,436	1,157	4,141	3,784
Total noninterest expenses	7,907	7,221	22,977	22,250
Income before income taxes	5,044	2,553	14,954	7,239
Income tax provision	1,210	665	3,563	1,804
Net income	3,834	1,888	11,391	5,435
Deductions for amounts not available to common shareholders:
Dividends declared or accumulated on preferred stock	(30)	(25)	(90)	(73)
Net income available to common shareholders	$3,804	$1,863	$11,301	$5,362

Per common share
Earnings per common share, basic	$0.71	$0.35	$2.09	$0.99
Earnings per common share, diluted	$0.68	$0.33	$2.04	$0.97

NOTE: Certain amounts in the prior year’s financial statements may have been reclassified to conform to the current year’s presentation. The reclassifications had no effect on results of operations or financial condition as previously reported.

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GrandSouth Bancorporation and Subsidiary

Greenville, SC

Net Interest Margin Analysis (Unaudited)

	For the three months ended
	September 30, 2021			September 30, 2020
	Average		Average	Average		Average
	balance	Interest	Yield	balance	Interest	Yield
	(Dollars in thousands)
Interest earning assets
Investments
Certificates of deposit	2,175	10	1.89%	5,563	30	2.18%
US agency securities and treasuries	7,547	24	1.29%	—	—	0.00%
Mortgage backed securities	40,873	83	0.81%	27,292	36	0.53%
CMO and asset backed securities	53,049	143	1.07%	56,764	202	1.42%
Municipals (a)	20,884	135	2.59%	17,571	122	2.77%
Corporate debt security	8,264	92	4.47%	1,546	22	5.76%
Federal Home Loan Bank stock	1,225	13	4.08%	1,616	14	3.47%
Other investments	747	1	0.80%	747	1	0.80%
Subtotal, investments	134,764	501	1.49%	111,099	427	1.54%

Cash equivalents
Due from banks and fed funds sold	81,085	26	0.13%	35,992	14	0.16%
Subtotal, cash equivalents	81,085	26	0.13%	35,992	14	0.16%
Total investments and cash equivalents	215,849	527	0.98%	147,091	441	1.20%
Loans
Consumer single pay, installment, revolving term and line of credit loans	6,945	61	3.50%	6,428	68	4.18%
Consumer FFELP student loans	26,452	299	4.48%	29,502	311	4.19%
Consumer residential and equity loans	71,569	711	3.94%	63,498	682	4.27%
Commercial single pay, installment and revolving term loans	114,246	1,216	4.22%	105,341	1,184	4.47%
Commercial real estate loans	606,745	6,192	4.05%	500,244	5,259	4.18%
Commercial specialty floor plan loans	92,110	4,754	20.48%	60,682	3,574	23.43%
Commercial SBA loans	9,861	269	10.82%	43,495	278	2.54%
Total loans	927,928	13,502	5.77%	809,190	11,356	5.58%
Total interest earning assets	1,143,777	14,029	4.87%	956,281	11,797	4.91%
Interest bearing funds
Interest-bearing deposits
Interest-bearing transaction accounts	68,525	45	0.26%	38,404	23	0.24%
Money market accounts	453,974	487	0.43%	310,602	410	0.52%
Regular savings accounts	13,437	3	0.10%	8,603	2	0.10%
Certificates of deposit, IRAs and CDARS	234,642	221	0.37%	317,511	1,076	1.35%
Total interest bearing deposits	770,578	756	0.39%	675,120	1,511	0.89%
Other interest bearing liabilities
Other borrowings	16,000	36	0.89%	17,003	39	0.92%
Junior subordinated debentures	35,816	431	4.78%	18,113	218	4.78%
Total other interest bearing liabilities	51,816	467	3.58%	35,116	257	2.91%
Total interest bearing funds	822,394	1,223	0.59%	710,236	1,768	0.99%
Tax-equivalent net interest rate spread			4.28%			3.92%
Non-interest bearing funds
Demand deposit accounts	260,396			193,051
Total funds and cost of funds	1,082,790	1,223	0.45%	903,287	1,768	0.78%
Tax-equivalent net interest rate spread on funds			4.42%			4.13%
Tax-equivalent net interest margin		12,806	4.44%		10,029	4.17%

(a)	Tax exempt investments are calculated giving effect to a 21% federal tax rate.

NOTE: Certain amounts in the prior year’s financial statements may have been reclassified to conform to the current year’s presentation. The reclassifications had no effect on results of operations or financial condition as previously reported.

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GrandSouth Bancorporation and Subsidiary

Greenville, SC

Net Interest Margin Analysis (Unaudited)

	For the nine months ended
	September 30, 2021			September 30, 2020
	Average		Average	Average		Average
	balance	Interest	Yield	balance	Interest	Yield
	(Dollars in thousands)
Interest earning assets
Investments
Certificates of deposit	3,056	46	2.03%	6,825	113	2.21%
US agency securities and treasuries	4,610	44	1.28%	1,168	17	1.97%
Mortgage backed securities	38,300	219	0.76%	28,034	251	1.19%
CMO and asset backed securities	55,309	385	0.93%	40,499	551	1.81%
Municipals (a)	20,810	408	2.61%	11,975	257	2.86%
Corporate debt security	6,217	224	4.81%	851	35	5.52%
Federal Home Loan Bank stock	1,315	38	3.88%	1,495	58	5.15%
Other investments	747	4	0.67%	747	4	0.80%
Subtotal, investments	130,364	1,368	1.40%	91,594	1,286	1.87%

Cash equivalents
Due from banks and fed funds sold	71,678	69	0.13%	35,669	103	0.38%
Subtotal, cash equivalents	71,678	69	0.13%	35,669	103	0.38%
Total investments and cash equivalents	202,042	1,437	0.95%	127,263	1,389	1.46%
Loans
Consumer single pay, installment, revolving term and line of credit loans	6,871	177	3.45%	6,702	226	4.49%
Consumer FFELP student loans	27,176	901	4.43%	30,483	1,054	4.62%
Consumer residential and equity loans	69,056	2,135	4.13%	60,774	2,048	4.50%
Commercial single pay, installment and revolving term loans	116,894	3,680	4.21%	108,727	3,826	4.70%
Commercial real estate loans	585,452	17,809	4.07%	487,499	15,821	4.33%
Commercial specialty floor plan loans	87,504	13,879	21.21%	70,654	12,297	23.25%
Commercial SBA loans	14,728	968	8.79%	26,880	494	2.46%
Total loans	907,681	39,549	5.83%	791,719	35,766	6.03%
Total interest earning assets	1,109,723	40,986	4.94%	918,982	37,155	5.40%
Interest bearing funds
Interest-bearing deposits
Interest-bearing transaction accounts	66,654	130	0.26%	28,853	44	0.20%
Money market accounts	427,296	1,401	0.44%	287,254	1,462	0.68%
Regular savings accounts	12,301	9	0.10%	7,788	6	0.10%
Certificates of deposit, IRAs and CDARS	252,665	1,012	0.54%	346,055	4,714	1.82%
Total interest bearing deposits	758,916	2,552	0.45%	669,950	6,226	1.24%
Other interest bearing liabilities
Other borrowings	16,135	107	0.89%	15,932	125	1.05%
Junior subordinated debentures	35,787	1,296	4.84%	18,103	703	5.19%
Total other interest bearing liabilities	51,922	1,403	3.61%	34,035	828	3.24%
Total interest bearing funds	810,838	3,955	0.65%	703,985	7,054	1.34%
Tax-equivalent net interest rate spread			4.29%			4.06%
Non-interest bearing funds
Demand deposit accounts	241,491			166,409
Total funds and cost of funds	1,052,329	3,955	0.50%	870,394	7,054	1.08%
Tax-equivalent net interest rate spread on funds			4.44%			4.32%
Tax-equivalent net interest margin		37,031	4.46%		30,101	4.38%

(a)	Tax exempt investments are calculated giving effect to a 21% federal tax rate.

NOTE: Certain amounts in the prior year’s financial statements may have been reclassified to conform to the current year’s presentation. The reclassifications had no effect on results of operations or financial condition as previously reported.

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GrandSouth Bancorporation and Subsidiary

Greenville, SC

Financial Highlights (Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2021	2020	2021	2020
	(Dollars in thousands, except per share)
Per share data:
Book value per common share	$17.77	$15.67	$17.77	$15.67
Tangible book value per common share, outstanding (non-GAAP) (a)	$17.63	$15.53	$17.63	$15.53
Tangible book value per share, adjusted for the conversion of Series A preferred stock (non-GAAP) (b)	$16.93	$14.95	$16.93	$14.95

Weighted average common shares outstanding, basic	5,141,214	5,213,607	5,158,816	5,210,066
Weighted average common shares outstanding, diluted	5,292,142	5,268,412	5,270,138	5,272,721
Common shares outstanding at end of period	5,148,681	5,219,531	5,148,681	5,219,531
Common shares outstanding at end of period, adjusted for conversion of Series A preferred stock	5,431,968	5,507,426	5,431,968	5,507,426

Selected performance ratios and other data:
Annualized return on average assets	1.29%	0.76%	1.33%	0.76%
Annualized return on average equity	16.52%	9.11%	17.14%	9.01%
Annualized net interest margin	4.44%	4.17%	4.46%	4.38%
Efficiency ratio	58.81%	68.29%	58.95%	69.48%
Annualized charge-offs (recoveries), net to average loans	0.04%	0.09%	-0.02%	0.14%

Book value (GAAP)	$92,719	$83,093	$92,719	$83,093
Series A preferred stock APIC	(1,212)	(1,298)	(1,212)	(1,298)
Book value excluding Series A preferred stock	91,507	81,795	91,507	81,795
Goodwill	(737)	(737)	(737)	(737)
Common tangible book value (non-GAAP) (c)	$90,770	$81,058	$90,770	$81,058

Book value (GAAP)	$92,719	$83,093	$92,719	$83,093
Goodwill	(737)	(737)	(737)	(737)
Tangible book value, adjusted for the conversion of Series A preferred stock (non-GAAP) (d)	$91,982	$82,356	$91,982	$82,356

		As of
		September 30,	December 31,	September 30,
		2021	2020	2020
		(Dollars in thousands)
Shareholders’ equity to total assets		7.71%	7.94%	8.20%
Tier 1 risk-based capital ratio		10.10%	10.17%	11.71%

Other real estate owned		$1,395	$1,932	$2,126
Nonaccrual loans		1,153	533	596
Loans past due 90 days and accruing interest (e)		33	53	22
Total nonperforming assets		$2,581	$2,518	$2,744

Allowance for loan losses to loans, gross		1.47%	1.43%	1.43%

(a)	Calculated by dividing the common tangible book value by the number of common shares outstanding at the end of the period.
(b)	Calculated by dividing the tangible book value, adjusted for the conversion of Series A preferred stock on a one for one basis, by the number of common shares outstanding at the end of the period, adjusted for conversion of the Series A preferred stock.
(c)	Calculated by subtracting Series A preferred stock APIC and goodwill from book value.
(d)	Calculated by subtracting goodwill from book value.

(e)	Amount represents the net of the loans wholly or partially guaranteed by the US Government.

NOTE: Certain amounts in the prior year’s financial statements may have been reclassified to conform to the current year’s presentation. The reclassifications had no effect on results of operations or financial condition as previously reported.

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